February 2009 Pricing Sheet dated February 20, 2009 relating to Preliminary Pricing Supplement No. 23 dated January 26, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered PLUS based on the S&P GSCITM Brent Crude Index—Excess Return due August 31, 2010
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – FEBRUARY 20, 2009
Issuer:	Morgan Stanley
Maturity date:	August 31, 2010
Underlying index:	S&P GSCITM Brent Crude Index—Excess Return
Aggregate principal amount:	$6,571,000
Payment at maturity:
At maturity, you will receive an amount per Buffered PLUS equal to:
•      If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•      If the final index value is less than or equal to the initial index value but greater than or equal to 90% of the initial index value, meaning the index has declined in value by an amount less than or equal to the buffer amount of 10%:
$1,000
•      If the final index value is less than 90% of the initial index value, meaning the index has declined in value by an amount greater than the buffer amount of 10%:
($1,000 x index performance factor) + $100
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	200%
Index percent increase:	(final index value – initial index value) / initial index value
Initial index value:	374.3369, which is the official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the index valuation date
Index valuation date:	August 24, 2010, subject to adjustment for certain market disruption events
Buffer amount:	10%
Minimum payment at maturity:	$100 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:	final index value / initial index value
Maximum payment at maturity:	$1,590 per Buffered PLUS (159% of the stated principal amount)
Stated principal amount:	$1,000 per Buffered PLUS
Issue price:	$1,000 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	February 20, 2009
Original issue date:	February 27, 2009 (5 business days after the pricing date)
CUSIP:	617482EA8
ISIN:	US617482EA85
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Buffered PLUS	$1,000	$17.50	$982.50
Total	$6,571,000	$114,992.50	$6,456,007.50
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $992.50 per Buffered PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.

(2)	For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Buffered PLUS.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 23 dated January 26, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE BUFFERED PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE BUFFERED PLUS WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837